Exhibit 99.1

Chuy’s Holdings, Inc. Announces Fourth Quarter 2012 Financial Results

AUSTIN, Texas – February 25, 2013 – Chuy’s Holdings, Inc. (the “Company”) (NASDAQ:CHUY) today announced financial results for the 14-week and 53-week periods ended December 30, 2012.

Highlights for the 14-week fourth quarter ended December 30, 2012, compared to the 13-week fourth quarter ended December 25, 2011 were as follows:

•	Revenue increased 40.3% to $46.7 million from $33.3 million.

•	Comparable restaurant sales increased 5.2%, or 3.0% excluding the impact of an extra 1.5 operating days in 2012 because of the timing of the Christmas holiday.

•	Net income increased to $2.6 million from $0.3 million. Net income available to common stockholders increased to $2.6 million from $4,000. Diluted income per share was $0.05 compared to $0.00 in the prior year period.

•

Pro forma net income(1) increased 141.9% to $2.7 million, or $0.16 per diluted share from $1.1 million, or $0.07 per diluted share. Fourth quarter 2012 results included an estimated $0.04 to $0.05 per share positive impact due to the extra week in the quarter.

•	Restaurant-level EBITDA(1) increased 55.2% to $9.2 million from $5.9 million. As a percentage of revenue, restaurant-level EBITDA increased 190 basis points to 19.7%.

•	One new restaurant opened during the fourth quarter of 2012.

Highlights for the 53-week full year ended December 30, 2012, compared to the 52-week full year ended December 25, 2011 were as follows:

•	Revenue increased 32.2% to $172.6 million from $130.6 million.

•	Comparable restaurant sales increased 2.8%, or 2.2% excluding the impact of an extra 1.5 operating days in 2012 because of the timing of the Christmas holiday.

•	Net income increased to $5.5 million from $3.5 million. Net income available to common stockholders increased to $3.3 million from $41,000. Diluted income per share was $0.37 compared to $0.20 in the prior year.

•

Pro forma net income(1) increased 54.4% to $10.1 million, or $0.60 per diluted share from $6.5 million, or $0.40 per diluted share. 2012 results included an estimated $0.04 to $0.05 per share positive impact due to the extra week in the fourth quarter.

•	Restaurant-level EBITDA(1) increased 39.1% to $34.8 million from $25.0 million. As a percentage of revenue, restaurant-level EBITDA increased 100 basis points to 20.2%.

•	A total of eight new restaurants opened during 2012.

(1)

Restaurant-level EBITDA and pro forma net income are non-GAAP measures. For reconciliations of restaurant-level EBITDA and pro forma net income to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc., stated, “Our fourth quarter and full-year results reflect our team’s continued dedication to executing our distinct menu of authentic, freshly prepared Mexican and Tex-Mex inspired food and the pride they take in providing great value for our guests in a fun and energetic environment. With financial flexibility from our strong balance sheet, we are excited about the opportunity we have to grow the Chuy’s brand, including the opening of eight to nine new restaurants in 2013, while enhancing long-term value for our shareholders.”

Fourth Quarter 2012 Financial Results

Revenue increased $13.4 million, or 40.3%, to $46.7 million in the fourth quarter of 2012 compared to $33.3 million in the fourth quarter of 2011. The Company’s fourth quarter of 2012 included 14 weeks compared to 13 weeks in the fourth quarter of 2011. Revenues in the fourth quarter of 2012 attributed to the extra week totaled approximately $3.3 million. Excluding the extra week, the increase in sales was primarily driven by $9.3 million in incremental revenue from an additional 116 operating weeks provided by ten new restaurants opened during and subsequent to the fourth quarter of 2011.

Comparable restaurant sales increased 5.2% during the quarter for the 13-week period ended December 23, 2012 compared to the 13-week period ended December 25, 2011. Comparable restaurant sales were positively impacted by an extra 1.5 operating days in 2012 as a result of the Company’s restaurant closing schedule on Christmas Eve and Christmas Day during the 13-week period of 2011. Excluding the impact of the extra 1.5 days, comparable restaurant sales increased 3.0%, which was driven by a 2.1% increase in average check and a 0.9% increase in average weekly customers. Our comparable restaurant base consisted of 24 restaurants during the fourth quarter ended December 30, 2012, and 18 restaurants during the fourth quarter ended December 25, 2011.

Total restaurant operating costs decreased as a percent of revenues to 80.3% in the fourth quarter of 2012 from 82.2% in the fourth quarter of 2011, driven largely by operating leverage obtained from the extra operating week in the fourth quarter of 2012, as well as an improvement in restaurant operating costs, partially offset by expected increases in cost of sales and occupancy costs at non-comparable restaurants.

Net income available to common stockholders for the fourth quarter of 2012 was $2.6 million, or $0.05 per diluted share, compared to $4,000, or $0.00 per diluted share, in the fourth quarter of 2011. Net income for the fourth quarter of 2012 included approximately $228,000 in costs associated with a follow-on offering of secondary shares of the Company’s common stock.

Pro forma net income increased 141.9% to $2.7 million, or $0.16 per diluted share in the fourth quarter of 2012, from $1.1 million, or $0.07 per diluted share, in the fourth quarter of 2011. The Company’s fourth quarter 2012 results included an estimated $0.04 to $0.05 per share positive impact due to the extra week in the quarter. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

During the fourth quarter, one new Chuy’s restaurant was opened in Florence, Kentucky on November 6, 2012. Chuy’s opened a total of eight new restaurants in 2012.

2013 Outlook

The Company previously issued guidance for fiscal year 2013. Diluted net income per share is expected to range between $0.66 to $0.69. This compares to pro forma diluted net income per share of $0.60 in 2012. The Company’s 2012 pro forma results included an estimated $0.04 to $0.05 per share positive impact due to a 53rd week during the fiscal year. Net income guidance for fiscal year 2013 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth between 1.0% and 1.5%;

•	Restaurant pre-opening expenses of approximately $3.3 million to $3.9 million;

•	General and administrative expense of approximately $10.5 million to $11.0 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of eight to nine new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $19.1 million to $21.2 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

On a comparable calendar week basis, the Company expects its reported first quarter 2013 comparable sales growth percentage to be consistent with its annual guidance. However, due to the 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal first quarter of 2013 compared to the fiscal first quarter of 2012. As a result of this shift, the week between Christmas and New Year’s, traditionally a high-volume week for the Company’s restaurants, will be replaced with an average-volume week in the first quarter of 2013. The Company expects this shift to reduce revenues by approximately $700,000 to $800,000 compared to the prior year period and impact diluted net income per share by approximately $0.01 to $0.02 during the first quarter of 2013.

Subsequent Event

On January 30, 2013, a secondary public offering of the Company’s common stock was completed by certain of the Company’s existing shareholders. The selling shareholders sold 5,175,000 previously outstanding shares, including 675,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares. The Company did not receive any proceeds from the offering. The selling shareholders paid all of the underwriting discounts and commissions associated with the sale of the shares; however, the Company will incur approximately $550,000 in costs and registration expenses related to the offering, of which $228,000 million was expensed during the fourth quarter of 2012.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

Average check is calculated by dividing revenue by total entrees sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.

Restaurant-level EBITDA, a non-GAAP measure, represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, the settlement with our former director, restaurant pre-opening costs, depreciation and amortization, interest and taxes.

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter of 2012 today at 4:30 PM Eastern Standard Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 800-270-6751 or for international callers by dialing 913-312-9309. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 1405562. The replay will be available until March 4, 2013. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s

Founded in Austin, Texas in 1982, Chuy’s owns and operates 40 full-service restaurants across eight states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including our newest locations, please visit www.chuys.com.

Forward-Looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Income Statements

(In thousands, except share and per share data)

	Quarter Ended		Fiscal Year Ended
	December 30,	December 25,	December 30,	December 25,
	2012	2011	2012	2011
Revenue	$46,680	$33,262	$172,640	$130,583
Costs and expenses
Cost of sales	12,711	9,017	46,475	36,139
Labor	14,928	10,980	55,223	41,545
Operating	6,688	5,048	24,498	19,297
Occupancy	2,796	2,064	10,332	7,622
General and administrative	2,939	1,867	9,358	7,478
Advisory agreement termination fee	—	—	2,000	—
Secondary offering costs	228	—	228	—
Settlement with former director	—	—	—	245
Marketing	365	231	1,319	964
Restaurant pre-opening	469	817	3,383	3,385
Depreciation and amortization	1,856	1,307	6,528	4,448

Total costs and expenses	42,980	31,331	159,344	121,123

Income from operations	3,700	1,931	13,296	9,460
Interest expense	145	1,228	5,596	4,362

Income before income taxes	3,555	703	7,700	5,098
Income tax expense	1,000	386	2,243	1,634

Net Income	2,555	317	5,457	3,464
Undistributed earnings allocated to participating interests	—	313	2,171	3,423

Net income available to common stockholders	$2,555	$4	$3,286	$41

Net income per common share:
Basic	$0.05	$0.02	$0.48	$0.21

Diluted	$0.05	$0.00	$0.37	$0.20

Weighted-average shares outstanding:
Basic	15,918,427	208,505	6,809,576	191,166

Diluted	16,736,781	10,869,992	12,893,290	10,852,651

Chuy’s Holdings, Inc. and Subsidiaries

Selected Balance Sheet Data

(In thousands)

	December 30,	December 25,
	2012	2011
Cash and cash equivalents	$5,855	$2,827
Total assets	129,721	105,938
Long-term debt	5,000	55,200
Total stockholders’ equity	87,463	25,627

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, Restaurant-level EBITDA margin, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, secondary offering costs, the settlement with our former director, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

Pro forma net income represents our net income plus the sum of the net reduction in our interest expense and the reduction in our management fees and expenses as a result of our IPO and the application of the net proceeds of the IPO to repay $79.4 million of the Company’s debt, less the incremental costs of being a public company and the pro forma incremental income tax expense resulting from the aforementioned adjustments and to adjust the effective rate to the long-term estimated effective rate of 30%.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Quarter Ended		Fiscal Year Ended
	December 30,	December 25,	December 30,	December 25,
	2012	2011	2012	2011
Net income as reported	$2,555	$317	$5,457	$3,464
Income tax provision	1,000	386	2,243	1,634
Interest expense	145	1,228	5,596	4,362
General and administrative	2,939	1,867	9,358	7,478
Advisory agreement termination fee	—	—	2,000	—
Secondary offering costs	228	—	228	—
Settlement with former director	—	—	—	245
Restaurant pre-opening expenses	469	817	3,383	3,385
Depreciation and amortization	1,856	1,307	6,528	4,448

Restaurant-level EBITDA	$9,192	$5,922	$34,793	$25,016

Restaurant-level EBITDA margin (1)	19.7%	17.8%	20.2%	19.2%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Quarter Ended		Fiscal Year Ended
	December 30,	December 25,	December 30,	December 25,
	2012	2011	2012	2011
Net income as reported	$2,555	$317	$5,457	$3,464
Interest expense as reported (1)	145	1,228	5,596	4,362
Pro forma interest expense based upon reduced debt balance (2)	(107)	(107)	(428)	(428)
Management fees and expenses (3)	—	94	2,094	373
Settlement with former director and one-time bonus to management (4)	—	—	—	1,264
Secondary offering costs (5)	228	—	228	—
Incremental public costs (6)	—	(338)	(805)	(1,350)
Income tax expense on adjustments (7)	(146)	(88)	(2,073)	(1,162)

Pro forma net income	$2,675	$1,106	$10,069	$6,523

Net income per share - pro forma:
Basic - pro forma	$0.17	$0.07	$0.63	$0.41

Diluted - pro forma	$0.16	$0.07	$0.60	$0.40

Weighted-average shares outstanding-pro forma:
Basic - pro forma (8)	15,918,427	15,918,425	15,918,427	15,901,086

Diluted - pro forma (8)	16,736,781	16,530,340	16,645,245	16,512,999

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

2.	Reflects interest expense assuming our current post-IPO long-term debt balance of $5.0 million was outstanding as of the beginning of fiscal year 2011. This balance reflects $79.4 million repayment of long-term debt from the net proceeds from our IPO. This interest expense calculation assumes a change in interest rate from 8.5% to 7.0% due to the reduction in our total leverage ratio to below 2.0 to 1.0 upon application of the net proceeds from the IPO. The interest adjustment is also based on the following assumptions:

a.	an unused facility fee on the unfunded $10.5 million of our revolver and delayed Term B Loan at an annual rate of 0.5%; and

b.	a lower annual amortization of deferred loan costs of approximately $25,000 after the write-off of approximately $1.6 million, which occured in the third quarter of 2012 but is assumed to occur at the beginning of fiscal 2011.

3.	Reflects the elimination of the management fees and expenses paid and reimbursed to Goode Partners, LLC for the periods presented.

4.	Reflects the elimination of one-time charges in 2011 for the settlement with former director of $245,000 and a special one-time cash bonus payment of approximately $1.0 million made to certain members of management in conjunction with the successful completion of the Company’s refinancing of its credit facility in the third quarter of 2011.

5.	Reflects the elimination of the offering expenses associated with the follow-on offering of secondary shares of the Company.

6.	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company for the periods prior to being a public company.

7.	Reflects the tax expense associated with normalizing the tax rate to 30%, which reflects our estimated long-term effective tax rate.

8.	Reflects (i) 6,708,332 additional shares of common stock issued in the IPO, (ii) the repurchase by the Company of 1,655,662 shares of its common and preferred stock on April 6, 2012, and (iii) the conversion of all series of our outstanding preferred stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2011.

Investor Relations

Fitzhugh Taylor

203-682-8261

investors@chuys.com